Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and the related prospectus of Brookfield Renewable Partners L.P. (the “Partnership”) and to the incorporation by reference therein of our reports dated February 29, 2024, with respect to the consolidated statements of financial position of the Partnership as at December 31, 2023 and 2022 and the consolidated statements of income (loss), comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2023, and with respect to the effectiveness of internal control over financial reporting of the Partnership as of December 31, 2023 included in the Partnership’s Annual Report on Form 20-F as amended by Form 20-F/A filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, ON, Canada

November 1, 2024